CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Funds III of our reports dated October 28, 2024 and May 5, 2025, relating to the financial statements and financial highlights of John Hancock Capital Appreciation Fund and John Hancock U.S. Growth Fund, which appear in John Hancock Funds II’s and John Hancock III’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2024 and March 31, 2025. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 20, 2025